Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                        ss.
                                              ss.
FIRSTPLUS FINANCIAL, INC.                     ss.       CASE NO. 99-31869-HCA-11
                                              ss.
         DEBTOR.                              ss.       (CHAPTER 11)


--------------------------------------------------------------------------------

                  MODIFIED THIRD AMENDED PLAN OF REORGANIZATION
                          OF FIRSTPLUS FINANCIAL, INC.
--------------------------------------------------------------------------------


                                   VERNER, LIIPFERT, BERNHARD,
                                   McPHERSON AND HAND, CHARTERED
                                   1111 Bagby Street, Suite 4700
                                   Houston, Texas 77002
                                   Telephone: (713) 225-7200
                                   Facsimile: (713) 752-2199

                                   ATTORNEYS FOR FIRSTPLUS FINANCIAL,
                                   INC.

DATED:   April 7, 2000
         Dallas, Texas

                                TABLE OF CONTENTS


EXHIBITS TO PLAN OF REORGANIZATION  -

ARTICLE 1
DEFINITION AND CONSTRUCTION OF TERMS                    1
1.1      Definitions                                    1
1.2      Other Terms                                    1
1.3      Construction of Certain Terms                  1

ARTICLE 2
CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT      1
2.1      Classification                                 1
2.2      Identification of Classes                      2
2.3      Unimpaired Classes                             3
2.4      Impaired Classes                               3

ARTICLE 3
TREATMENT OF ADMINISTRATIVE CLAIMS AND ALLOWED
PRIORITY UNSECURED TAX CLAIMS                           3
3.1      Administrative Bar Date                        3
3.2      Payment of Administrative Claims               3
3.3      Post-Confirmation Expenses of Debtor           3
3.4      Ordinary Course Expenses                       3
3.5      Treatment and Satisfaction of Allowed
         Priority Unsecured Tax Claims                  4
3.6      U.S. Trustee Fees                              4
3.7      Retention and Payment of Professionals
         by Trust                                       4

ARTICLE 4
PROVISIONS FOR TREATMENT OF ALLOWED CLAIMS
AND INTERESTS                                           4
4.1      Treatment of Class 1 Allowed Priority
         Unsecured Non-Tax Claims                       5
4.2      Treatment of Class 2 Allowed Secured
         Claims of Ad Valorem Taxing Authorities        5
4.2.1    Determination of Allowed Secured Claim         5
4.2.2    Treatment of Class 2 Allowed Secured Claims    5
4.2.3    Sale of Collateral                             5
4.2.4    Transfer of Collateral                         6
4.2.5    Other Agreements                               6
4.2.6    Retention of Lien                              6
4.2.7    Deficiency Claim                               6
4.3      Treatment of Class 3.1 Allowed Secured
         Claim of Bank United                           6
4.4      Treatment of Class 3.2 Allowed Secured
         Claims of Bear Steams Company                  7
4.5      Treatment of Class 3.3 Allowed Secured
         Claims of Bear Steams International            7

4.6      Treatment of Class 3.4 Allowed Secured
         Claims of Merrill Lynch                        7
4.7      Treatment of Class 3.5 Allowed Secured
         Claims of Paine Webber                         7
4.7.1    Upfront Payment by Trust                       7
4.7.2    Modification of Loan Documents                 7
4.7.3    Other Payments                                 7
4.8      Treatment of Class 3.6 Allowed Secured
         Claim of Residential Funding Corporation       8
4.8.1    Upfront Payment by Trust                       8
4.8.2    Modification of Loan Documents                 8
4.9      Treatment of Class 3.7 Allowed Secured
         Claim of Bank One                              8
4.10     Treatment of Class 3.8 Allowed Secured
         Claim Not Treated Within Another Class         8
4.10.1   Determination of Allowed Secured Claim         8
4.10.2   Treatment of Class 3.8 Allowed Secured Claims  9
4.10.3   Sale of Collateral                             9
4.10.4   Transfer of Collateral                         9
4.10.5   Other Agreements                              10
4.10.6   Retention of Lien                             10
4.10.7   Deficiency Claim                              10
4.11     Treatment of Class 4 Allowed General
         Unsecured Claims                              10
4.12     Treatment of Class 5 Allowed Subordinated
         Claims                                        11
4.13     Treatment of Class 6 Interests                11

ARTICLE 5
EXECUTORY CONTRACTS                                    12
5.1      Assumption and Rejection                      12
5.2      Cure                                          12
5.3      Approval of Assumption or Rejection           12
5.4      Rejection Claims                              13
5.5      Indemnification Obligations                   13
5.6      Employee Claims (Compensation and
         Benefit Programs)                             14
5.6.1    Continuing Employees                          14
5.6.2    Other Employees                               14

ARTICLE 6
MEANS FOR EXECUTION OF THE PLAN                        15
6.1      Establishment of Trust Committee              15
6.2      Selection of Trustee                          15
6.3      Termination of Committee                      15
6.4      The Closing                                   16
6.5      Transactions at Closing                       16
6.5.1    Execution of the Trust Agreement              16
6.5.2    Transfer of Trust Assets                      18
6.5.3    Amendment of WIB Note                         19

6.5.4   Execution and 1; e - of Settlement Note         20
6.5.5   Sale of WIB Stock, Servicing Business, and
        FPB Stock                                       21
6.5.6   Operation and Management of WIB
        Pending Sale                                    22
6.5.7   Allocation of Sale Proceeds.                    22
6.5.7.1 Sale of Servicing Business Prior to FPB         22
6.5.7.2 Sale of FPB Prior to Servicing Business         26
6.5.8   Allocation of Excess Sale Proceeds and Payment
        of Deficiencies                                 29
6.5.9   Execution and Delivery of Cash Flow Instrument  29
6.5.10  Amendment of Capital Contribution Note          30
6.5.11  WIB Note and Settlement Note Documentation      31
6.5.12  Servicing Costs                                 32
6.5.13  FPB Obligations                                 32
6.5.14  Allowance of FPFG Intercompany Claim            33
6.5.15  Final Releases                                  33
6.5.16  Amendment of Debtor's Articles                  34
6.5.17  Execution of Documents                          34
6.5.18  Surrender of Instruments                        34
6.5.19  Certification of Residual Assets                35
6.5.20  Intellectual Property License                   35
6.5.21  Prohibition on Transfer of FPFG's Interest
        and Voting Trust                                35
6.5.22  Substantiation of FPFG Costs and Payment        37
6.5.23  Trust Access to Books and Records               37
6.6     Section 1145 Determination                      37
6.7     Claims Analysis Assistance                      37
6.8     Compromise and Settlement Among Debtor,
        WIB, and FPFG                                   38
6.9     Electing Creditor Releases and Agreements       38
6.10    Trust Authority to Prosecute Causes of Action   38
6.11    Compromise and Settlement With NIMS Trust       39
6.12    Compromise and Settlement with Winthrop         39
6.12.1  Satisfaction of Winthrop Lump Sum Payment
        if Servicing Business Disposition Event
        Occurs Prior to an FPB Disposition Event        40
6.12.2  Satisfaction of Winthrop Lump Sum Payment if
        FPB Disposition Event Occurs Prior to a
        Servicing Business Disposition Date             40
6.12.3  Payment of Remaining Monthly Lease Charges      41
6.12.4  Winthrop Injunction                             41
6.12.5  Mutual Release                                  42
6.13    Assumption of U.S. Bank Obligation by Trust     43
6.14    Allowance and Subordination of Certain Class
        5 Claims                                        43

ARTICLE 7
EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS    44
7.1      Impaired Classes to Vote                       44
7.2      Acceptance by Class of Creditors               44
7.3      Cramdown                                       44

ARTICLE 8
PROVISIONS GOVERNING DISTRIBUTIONS                              44
8.1     Applicability of Article 8                              44
8.2     Place and Manner of Payments or Distributions           44
8.3     Undeliverable Distributions                             45
8.4     Treatment of Unclaimed or Undeliverable Distributions   45
8.5     Tax I.D. Number Required                                45

ARTICLE 9
VESTING OF PROPERTY                                             46
9.1     Revesting of Assets                                     46

ARTICLE 10
DISCHARGE, RELEASE AND EXTINGUISHMENT OF LIENS,
CLAIMS, INTERESTS, AND ENCUMBRANCES                             46
10.1    Discharge of Debtor                                     46
10.2    Exculpation and Release of Debtor                       47
10.3    Release and Discharge of WIB and FPFG by
        Electing Creditors                                      47
10.4    Bar Date for Asserting Claims Against Members
        of the Committee                                        47

ARTICLE 11
INJUNCTION AGAINST ENFORCEMENT OF PRECONFIRMATION
DEBT                                                            48
11.1    Injunction Enjoining Holders of Claims Against Debtor   48
11.2    Injunction Enjoining Electing Creditors                 49

ARTICLE 12
EVENTS OF DEFAULT                                               50
12.2    Remedies for Defaults                                   50
12.3    Default Remedies for Texas Comptroller and I. R. S.     50

ARTICLE 13
PROVISIONS FOR THE RESOLUTION OF OBJECTIONS TO PROOFS
OF CLAIM                                                        51

ARTICLE 14
PROVISIONS RELATING TO DISPUTED CLAIMS RESERVE                  52
14.1    Applicability of Article 14                             52
14.2    Distributions on Allowed Claims Only                    52
14.3    Establishment of Disputed Claims Reserve                53

ARTICLE 15
PROVISIONS FOR THE RETENTION, ENFORCEMENT, SETTLEMENT,
OR ADJUSTMENT OF CLAIMS BELONGING TO THE DEBTOR'S
ESTATE                                                          53

ARTICLE 16
RETENTION OF JURISDICTION                                       54
16.1    Jurisdiction                                            54

ARTICLE 17
GENERAL PROVISIONS                                              56
17.1    Confirmation Order                                      56
17.2    Notices                                                 57
17.3    Dates                                                   57
17.4    Further Action                                          57
17.5    Exhibits                                                57
17.6    Plan Amendments                                         57
17.7    Exemption from Transfer Taxes                           58
17.8    Binding Effect                                          58
17.9    Ratification                                            58
17.10   Governing Law                                           58
17.11   Headings                                                58
17.12   No Admissions or Waivers                                59

ARTICLE 18
SUBSTANTIAL CONSUMMATION                                        59
18.1    Substantial Consummation                                59
18.2    Final Decree                                            59

ARTICLE 19
CONTINGENCIES TO EFFECTIVENESS OF PLAN                          59

                       EXHIBITS TO PLAN. OF REORGANIZATION

Exhibit A         Glossary of Defined Terms

Exhibit B         Trust Agreement for The FPFI Creditor Trust

Exhibit C         Joint Creditor List

         FIRSTPLUS FINANCIAL, INC., a Texas corporation ("FPFI" or "Debtor") hereby proposes this Modified Third Amended Plan of Reorganization (as it may be altered, amended or modified from time to time, the "Plan") in its chapter 11 case for the reorganization of the Debtor's financial affairs, pursuant to the provisions of Section 1121 (a) of title 11 of the United States Code.

                                    ARTICLE 1

                      DEFINITION AND CONSTRUCTION OF TERMS

         1.1 Definitions. As used herein, capitalized terms shall have the meanings in the Glossary of Defined Terms set forth in Exhibit A to the Plan.

         1.2 Other Terms. Any term used in the Plan that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code. A term used in the Plan and not defined herein or in the Bankruptcy Code, but which is defined in the Bankruptcy Rules, has the meaning assigned to the term in the Bankruptcy Rules.

         1.3 Construction of Certain Terms. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.
                                    ARTICLE 2

               CLASSIFICATION OF CLAIMS AND INTERESTS; IMPAIRMENT

         2.1 Classification. Administrative Claims, Professional Fees and Priority Unsecured Tax Claims are not classified in accordance with Section 1123(a)(1) of the Bankruptcy Code. The treatment of Administrative Claims, Professional Fees and Priority Unsecured Tax Claims is set forth in Article III of the Plan. Pursuant to Section 1122 of the Bankruptcy Code, a Claim or Interest is classified by the Plan in a particular Class only to the extent that the Claim or Interest qualifies within the identification of that Class, and shall be classified in a different Class to the extent that the Claim or Interest qualifies within the identification of that different Class. A Claim or Interest is in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class, as the case may be.

         2.2 Identification of Classes. Allowed Claims and Allowed Interests are classified as follows:

         Class 1        Any Allowed Priority Unsecured Non-Tax Claims

         Class 2        Any Allowed Secured Claim of Ad Valorem Taxing
                        Authorities

         Class 3.1      The Allowed Secured Claim of Bank United

         Class 3.2      The Allowed Secured Claim of Bear Steams Company

         Class 3.3      The Allowed Secured Claim of Bear Steams International

         Class 3.4      The Allowed Secured Claim of Merrill Lynch

         Class 3.5      The Allowed Secured Claim of Paine Webber

         Class 3.6      The Allowed Secured Claim of Residential Funding
                        Corporation

         Class 3.7      The Allowed Secured Claim of Bank One

         Class 3.8      Any Allowed Secured Claims not included within
                        another class under the Plan

         Class 4        Any Allowed General Unsecured Claims

         Class 5        Any Allowed Subordinated Claims

         Class 6        Any Allowed Interests in the Debtor

         2.3 Unimpaired Classes. Claims in Classes 1, 3.1-3.4, 3.7, and 6 are unimpaired under the Plan and, therefore, such Classes are conclusively presumed to have accepted the Plan.

         2.4 Impaired Classes. Claims in Classes 2, 3.5, 3.6, 3.8, 4, and 5 are impaired under the Plan, and, therefore, are entitled to vote to accept or reject the Plan

                                   ARTICLE 3

                     TREATMENT OF ADMINISTRATIVE CLAIMS AND
                      ALLOWED PRIORITY UNSECURED TAX CLAIMS

         3.1 Administrative Bar Date. All requests for payment of Administrative Claims, including without limitation, applications for payment of Professional Fees, arising on or before the Confirmation Date, other than Administrative Claims to the extent incurred by the Debtor in the ordinary course of business and recorded in the Debtor's books and records, shall be filed with the Bankruptcy Court and served upon the Debtor within thirty (30) days following the Effective Date or by such earlier deadline as may apply to such Administrative Claim pursuant to an earlier order of the Bankruptcy Court. Any Administrative Claim or Professional Fees for which an application or request for payment is not filed within such time period shall be discharged and forever barred.

         3.2 Payment of Administrative Claims. Allowed Administrative Claims, including Professional Fees, incurred through the Closing Date shall be paid by the Trust on the later of a Distribution Date or the Allowance Date pursuant to
Section 7.1.1 of the Trust Agreement.

         3.3 Post-Confirmation Expenses of Debtor. All post-confirmation expenses incurred by the Debtor after the Closing Date shall be paid by the Debtor without further order of the Bankruptcy Court.

         3.4 Ordinary Course Expenses. Administrative Claims, excluding Professional Fees, arising from Debtor's ordinary course of business that have not yet come due as of the Confirmation Date, according to both ordinary business terms and the actual terms underlying such Claims, will be paid by Debtor when such Claims become due without further order of the Bankruptcy Court.

         3.5 Treatment and Satisfaction of Allowed Priority Unsecured Tax Claims. Pursuant to Section 7.1.2 of the Trust Agreement, Allowed Priority Unsecured Tax Claims shall be paid in full by the payment of Cash by the Trust on the later of the Effective Date or the Allowance Date.

         3.6 U.S. Trustee Fees. All fees owing to the United States Trustee pursuant to 28 U.S.C. ss. 1930 shall be paid by the Debtor as such fees may become due up to and including the Closing Date. Thereafter, pursuant to Section
5.4 of the Trust Agreement, the Trust shall pay all fees owed under 28 U.S.C. ss. 1930 by reason of the Trust's disbursements until the Debtor's case is closed.

         3.7 Retention and Payment of Professionals by Trust. The Trust shall obtain Bankruptcy Court approval concerning the terms of engagement of any attorney, accountant, investment banker or other professional. The Trust shall not pay any fees to its attorneys, accountants, investment bankers, or other professionals without the prior entry of a Bankruptcy Court order approving such fees. In accordance with Section 5.1.4 of the Trust Agreement, the Trust shall file with the Clerk of the Bankruptcy Court the reports required to be prepared by the Trustee pursuant to Section 5.1.3 of the Trust Agreement.

                                    ARTICLE 4

                           PROVISIONS FOR TREATMENT OF
                          ALLOWED CLAIMS AND INTERESTS

         4.1 Treatment of Class 1 Allowed Priority Unsecured Non-Tax Claims. Allowed Claims within Class 1 shall be completely and fully satisfied by the payment of Cash by the Trust to the holder of an Allowed Class 1 Claim equal to the amount of the Allowed Class 1

Claim on the later of the Effective Date, or the Allowance Date, pursuant to
Section 7.1.2 of the Trust Agreement.

         4.2 Treatment of Class 2 Allowed Secured Claims of Ad Valorem Taxing Authorities.

                  4.2.1 Determination of Allowed Secured Claim. Debtor, or subsequent to the Effective Date, the Trustee, may seek a determination of the Allowed Secured Claim of all Class 2 Secured Creditors, if any, pursuant to the Bankruptcy Code and the Bankruptcy Rules. In appropriate circumstances, Debtor, or subsequent to the Effective Date, the Trustee, at its option, may initiate litigation to seek a determination of the Allowed Secured Claim of a Class 2 Creditor, if any, to determine the amount and extent of Liens securing such Claim. The amount of the Allowed Secured Claim shall be the amount established pursuant to the preceding sentence.

                  4.2.2 Treatment of Class 2 Allowed Secured Claims. If there is more than one Class 2 Allowed Secured Claim, each Class 2 Allowed Secured Claim shall be classified in a separate subclass. The Class 2 Allowed Secured Claim shall be satisfied in full at the election of the Trustee by (i) a sale of the collateral securing such Claim pursuant to
         Section 4.2.3, (ii) the transfer of such collateral to the holder of such Claim pursuant to Section 4.2.4, or (iii) an agreement reached between the holder of such Claim and the Trustee pursuant to Section 4.2.5.

                  4.2.3 Sale of Collateral. The Trustee may sell for Cash any Trust Asset serving as collateral for the Class 2 Allowed Secured Claim. The holder of the Class 2 Allowed Secured Claim shall be entitled to bid at such sale pursuant to Section 363(k) of the Bankruptcy Code. Any sale proceeds therefrom, net of reasonable liquidation costs, shall be paid by the Trustee to the holder of the Class 2 Allowed Secured Claim and applied to reduce the Class 2 Allowed Secured Claim to the extent of such net sale proceeds. Any net sale proceeds remaining after satisfaction of the Class 2 Allowed Secured Claim shall remain a Trust Asset and shall be free and clear of all liens, claims, and encumbrances previously asserted by the holder of the Class 2 Allowed Secured Claim.

                  4.2.4 Transfer of Collateral. The Trustee may satisfy the Class 2 Allowed Secured Claim, as determined pursuant to Section 4.2.1 of the Plan, by transferring and conveying any Trust Asset serving as collateral for such Claim to the holder of the Class 2 Allowed Secured Claim to the extent of such Claim. Any collateral remaining after satisfaction of the Class 2 Allowed Secured Claim shall remain a Trust Asset and shall be free and clear of any liens, claims, and encumbrances previously asserted by the holder of the Class 2 Allowed Secured Claim.

                  4.2.5 Other Agreements. Notwithstanding subsections 4.2.3 and
         4.2.4 above, a Class 2 Claim may otherwise be satisfied by an agreement between the holder of such Claim and Trustee. The treatment set forth in any such agreement will supersede the provisions of subsections
         4.2.3 and 4.2.4 of this Section.

                  4.2.6 Retention of Lien. Each holder of a Class 2 Allowed Secured Claim shall retain the liens securing such Allowed Secured Claim until such Allowed Secured Claim is fully paid or until such holder otherwise agrees.

                  4.2.7 Deficiency Claim. If the holder of a Class 2 Allowed Secured Claim has a deficiency claim, the deficiency claim shall be treated under the Plan as a Class 4 General Unsecured Claim, or Priority Unsecured Tax Claim as determined by the Court.

         4.3 Treatment of Class 3.1 Allowed Secured Claim of Bank United. The Class 3.1 Allowed Secured Claim shall be unimpaired and shall be fully and completely satisfied and resolved by agreement pursuant to the terms of the Final Order of the Bankruptcy Court approving the Bank United Compromise Motion.

         4.4 Treatment of Class 3.2 Allowed Secured Claims of Bear Stearns Company. The Class 3.2 Allowed Secured Claim shall be unimpaired and shall be completely and fully satisfied by agreement pursuant to the terms of the Final Order of the Bankruptcy Court approving the Bear Steams Compromise Motion.

         4.5 Treatment of Class 3.3 Allowed Secured Claims of Bear Stearns International. The Class 3.3 Allowed Secured Claim shall be unimpaired and shall be completely and fully satisfied by agreement pursuant to the terms of the Final Order of the Bankruptcy Court approving the Bear Steams Compromise Motion.

         4.6 Treatment of Class 3.4 Allowed Secured Claims of Merrill Lynch. The Class 3.4 Allowed Secured Claim shall be unimpaired by the Plan pursuant to
Section 1124(1) of the Bankruptcy Code.

         4.7 Treatment of Class 3.5 Allowed Secured Claims of Paine Webber. The Class 3.5 Allowed Secured Claim shall be completely and fully satisfied by agreement pursuant to the terms of the Paine Webber Compromise Order.

                  4.7.1 Upfront Payment by Trust. The Trust shall pay $3,000,000 in Cash to Paine Webber pursuant to Section 7.1.5 of the Trust Agreement.

                  4.7.2 Modification of Loan Documents. The Paine Webber Loan Documents shall be modified and extended to conform the treatment of the Class 3.5 Allowed

         Secured Claim to that as provided in the Compromise and Settlement Agreement approved by the Paine Webber Compromise Order.

                  4.7.3 Other Payments. To the extent the Debtor makes any payment of Cash, other than Cash which is proceeds from the Residual Assets and/or B-Piece Securities, to any Secured Creditor with a security interest in any Residual Assets and/or B-Piece Securities, Paine Webber shall be paid a portion of such Cash so distributed, based on the proportion that the Paine Webber Debt bears to the obligation of the Debtor to such other Secured Creditor.

         4.8 Treatment of Class 3.6 Allowed Secured Claim of Residential Funding Corporation. The Class 3.6 Allowed Secured Claim shall be completely and fully satisfied pursuant to the terms of the RFC Compromise Order.

                  4.8.1 Upfront Payment by Trust. The Trust shall pay $4,000,000 in Cash to RFC pursuant to Section 7.1.5 of the Trust Agreement.

                  4.8.2 Modification of Loan Documents. The Residential Funding Corporation Loan Documents shall be modified and extended to conform to the treatment of the Class 3.6 Allowed Secured Claim as provided in the Compromise and Settlement Agreement approved by the RFC Compromise Order.

         4.9 Treatment of Class 3.7 Allowed Secured Claim of Bank One. The Class
3.7 Allowed Secured Claim shall be unimpaired and shall be completely and fully satisfied by agreement pursuant to the terms of the Bank One Compromise Order.

         4.10 Treatment of Class 3.8 Allowed Secured Claim Not Treated Within Another Class.

                  4.10.1 Determination of Allowed Secured Claim. Debtor, or subsequent to the Effective Date, the Trustee may seek a determination of the Allowed Secured Claim of all Class 3.8 Secured Creditors, if any, pursuant to the Bankruptcy Code and the Bankruptcy Rules. In appropriate circumstances, Debtor, or subsequent to the Effective Date, the Trustee, at its option, may initiate litigation to seek a determination of the Allowed Secured Claim of a Class 3.8 Creditor, if any, and to determine the amount and extent of Liens securing such Claim. The amount of the Allowed Secured Claim shall be the amount established pursuant to the preceding sentence.

                  4.10.2 Treatment of Class 3.8 Allowed Secured Claims. If there is more than one Class 3.8 Allowed Secured Claim, each Class 3.8 Allowed Secured Claim shall be classified in a separate subclass. The Class 3.8 Allowed Secured Claim shall be satisfied in full at the election of the Trustee by (i) a sale of the collateral securing such Claim pursuant to Section 4.10.3, (ii) the transfer of such collateral to the holder of such Claim pursuant to Section 4.10.4, or (iii) an agreement reached between the holder of such Claim and the Trustee pursuant to Section 4.10.5.

                  4.10.3 Sale of Collateral. The Trustee may sell for Cash any Trust Asset serving as collateral for the Class 3.8 Allowed Secured Claim. The holder of the Class 3.8 Allowed Secured Claim shall be entitled to bid at such sale pursuant to Section 363(k) of the Bankruptcy Code. Any sale proceeds therefrom, net of reasonable liquidation costs, shall be paid by the Trustee to the holder of the Class 3.8 Allowed Secured Claim and applied to reduce the Class 3.8 Allowed Secured Claim to the extent of such net sale proceeds. Any net sale proceeds remaining after satisfaction of the Class 3.8 Allowed Secured Claim shall remain a Trust Asset and shall be free and clear of all liens, claims, and encumbrances previously asserted by the holder of the Class 3.8 Allowed Secured Claim.

                  4.10.4 Transfer of Collateral. The Trustee may satisfy the Class 3.8 Allowed Secured Claim as determined pursuant to Section
         4.10.1 of the Plan, by transferring and conveying any Trust Asset serving as collateral for such Claim to the holder of the Class 3.8 Allowed Secured Claim to the extent of such Claim. Any collateral remaining after satisfaction of the Class 3.8 Allowed Secured Claim shall remain a Trust Asset and shall be free and clear of any liens, claims, and encumbrances previously asserted by the holder of the Class
         3.8 Allowed Secured Claim.

                  4.10.5 Other Agreements. Notwithstanding subsections 4.10.3 and 4.10.4, a Class 3.8 Claim may otherwise be satisfied by an agreement between the holder of such Claim and the Trustee. The treatment set forth in any such agreement will supersede the provisions of subsections 4.10.3 and 4.10.4 of this Section.

                  4.10.6 Retention of Lien. Each holder of a Class 3.8 Allowed Secured Claim shall retain the Liens securing such Allowed Secured Claim until such Allowed Secured Claim is fully paid or until such holder otherwise agrees.

                  4.10.7 Deficiency Claim. If the holder of a Class 3.8 Allowed Secured Claim has a deficiency claim, the deficiency claim shall be treated under this Plan as a Class 4 General Unsecured Claim.

         4.11 Treatment of Class 4 Allowed General Unsecured Claims. Class 4 Allowed General Unsecured Claims shall be completely and fully satisfied in accordance with the terms of the Trust Agreement as follows:

                  (i) Beneficial Interests in the Trust shall be allocated to holders of Class 4 Claims in accordance with Section 6.1 of the Trust Agreement;

                  (ii) Interest shall accrue on the unpaid balance of Allowed Class 4 Claims at 8.5% per annum in accordance with Section 7.2 of the Trust Agreement;

                  (iii) Holders of Class 4 Claims may become Electing Creditors by executing the Election Designation pursuant to Section 6.9 of the Plan. Holders of Allowed Class 4 Claims who are Electing Creditors shall receive Distributions of Available Cash from the Trust in accordance with Section 7.2.2 of the Trust Agreement;

                  (iv) Holders of Allowed Class 4 Claims who are Non-Electing Creditors shall receive Distributions of Available Cash from the Trust in accordance with Section 7.2.3 of the Trust Agreement; and

                  (v) Holders of Allowed Class 4 Claims composed of the FPFG Intercompany Claim shall only receive Distributions of Creditor Cash from the Trust in accordance with Section 7.2.4 of the Trust Agreement, subject to the payment of a portion of such Creditor Cash to satisfy any FPFG Indemnity Obligation or deficiency under the WIB Note or Settlement Note as required by Section 6.5.8 of the Plan.

         4.12 Treatment of Class 5 Allowed Subordinated Claims. Any and all Class 5 Allowed Subordinated Claims shall be completely and fully satisfied in accordance with the terms of the Trust Agreement as follows:

                  (i) Beneficial Interests in the Trust shall be allocated to holders of Class F Subordinated Claims upon the payment and satisfaction in full of all Class 4 Allowed General Unsecured Claims in accordance with Section 6.2 of the Trust Agreement;

                  (ii) Interest shall accrue on the unpaid balance of Allowed Class 5 Claims at 8.5% per annum in accordance with Section 7.2 of the Trust Agreement; and

                  (iii) Holders of Allowed Class 5 Subordinated Claims shall receive Distributions of Available Cash from the Trust in accordance with Section 7.2.5 of the Trust Agreement.

         4.13 Treatment of Class 6 Interests. FPFG shall be deemed to hold a Class 6 Allowed Interest. The holders of Class 6 Allowed Interests shall retain such Interests in the Debtor, however no Distributions, by dividend or otherwise shall be made from FPFI to FPFG, its successors or assigns on account of such Interest until the payments required under the Plan to be made to holders of Allowed Class 4 and Class 5 Claims have been paid in full.

                                    ARTICLE 5

                               EXECUTORY CONTRACTS

         Executory Contracts, including without limitation unexpired leases, to which Debtor is a party as of the Effective Date, entered into by the Debtor prior to the Petition Date, shall be treated as follows:

         5.1 Assumption and Rejection. All Executory Contracts not otherwise assumed, assumed and assigned, or rejected pursuant to a Final Order shall be deemed rejected as of the Effective Date, except for any Executory Contract set forth on a list of Executory Contracts to be assumed and/or assumed and assigned by the Debtor and filed pursuant to a motion with the Bankruptcy Court at or prior to the Closing Date. The Trust shall have no liability for any amounts of Cure or for any ongoing obligation or liability concerning any Executory Contracts assumed and/or assumed and assigned by the Debtor.

         5.2 Cure. To the extent required by the provisions of Section 365(b)(1) of the Bankruptcy Code, any and all Cure that is not subject to a dispute shall be paid by the Debtor in Cash on the Effective Date, unless an alternative agreement is or has been reached between Debtor and the entity to whom such Cure is owed. Any disputes as to the amount of the Cure shall be resolved by the Bankruptcy Court, and any amounts of Cure in dispute shall be paid pursuant to Final Order of the Bankruptcy Court.

         5.3 Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to the provisions of Section 365(a) of the Bankruptcy Code, of the assumption and/or assumption and assignment of the Executory Contracts assumed and/or assumed and assigned pursuant to Section 5.1 herein, and (ii) the approval, pursuant to the provisions of Section 365(a) of the Bankruptcy Code, of the rejection of the Executory Contracts rejected pursuant to Section 5.1 herein.

         5.4 Rejection Claims. Unless the Bankruptcy Court, the Bankruptcy Code or the Bankruptcy Rules establish an earlier deadline with regard to the rejection of particular Executory Contracts, any Claims arising out of the rejection of Executory Contracts pursuant to Sections 5.1 and 5.6, herein must be filed with the Bankruptcy Court and served upon the Debtor and the Trust Committee, no later than thirty (30) days after the Effective Date. Any Claims not filed within such time will be forever barred and will not receive any distributions under the Plan. Any Claims arising out of the rejection of an Executory Contract, which such rejection was approved by Final Order of the Bankruptcy Court that was entered prior to the Bar Date, must have been filed prior to such Bar Date, otherwise such Claims are forever barred and will receive no Distribution under the Plan. All Claims arising from the rejection of an Executory Contract shall be treated as a Class 4 General Unsecured Claim under the Plan. Any holder of a Claim arising out of the rejection of an Executory Contract may elect to become an Electing Creditor by executing the Election Designation no later than thirty
(30) days after the Effective Date, notwithstanding an earlier date established for the Election Deadline.

         5.5 Indemnification Obligations. Any and all obligations of the Debtor to indemnify, reimburse or limit the liability of its former directors, officers or employees that were directors, officers or employees, respectively, on or prior to the Petition Date against any obligations, pursuant to the Debtor's articles of incorporation, bylaws, applicable state law or specific agreements, or any combination of the foregoing, to the extent arising from unexpired Executory Contracts, shall be deemed rejected as of the Effective Date, and shall not be binding upon the Debtor. Any Claim arising from rejection of an Executory Contract pursuant to this Section 5.5 shall first be satisfied from any available coverage under Debtor's corporate liability insurance and only after same if fully exhausted and any remaining amount of such Claim shall be treated as a Class 4 General Claim under the Plan.

         5.6 Employee Claims (Compensation and Benefit Programs). Claims for employee compensation arising under employee benefit plans or programs that constitute Executory Contracts shall be treated as follows:

                  5.6.1 Continuing Employees. All employment compensation, retirement, and benefit practices and policies of the Debtor, including without limitation accrued unpaid vacation, sick leave and medical benefits, to the extent applicable to employees who have not resigned or received notices of termination from the Debtor within thirty (30) days following the Effective Date (or within such later time period as may be contemplated, allowed or required by the provisions of agreements affecting particular employees), shall be deemed assumed as of the Effective Date by the Debtor, subject to any and all modification and termination rights of the Debtor with respect thereto. The Debtor shall be responsible and liable for the Cure in Cash of all defaults under such contracts as of the Effective Date, to the extent required by the provisions of section 365(b)(1) of the Bankruptcy Code.

                  5.6.2 Other Employees. All employment and retirement practices and policies, and all compensation, retirement and employee benefit plans, policies and programs of the Debtor applicable to its present or former directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, accrued unpaid vacation, sick leave, medical benefits, incentive plans, workers' compensation programs and life, disability and other insurance plans, to the extent arising from Executory Contracts, shall be rejected as of the Effective Date, and shall not be binding upon the Debtor or the Trust to any extent.

                                    ARTICLE 6

                         MEANS FOR EXECUTION OF THE PLAN

         6.1 Establishment of Trust Committee. On or before the Confirmation Hearing, the Committee shall nominate at least two (2) candidates to serve on the Trust Committee, and shall file with the Bankruptcy Court and serve on the Debtor prior to the Confirmation Hearing, a list of such nominees. To the extent the Committee fails to nominate such candidates prior to the Confirmation Hearing, the Debtor shall nominate the candidates. The candidates shall be approved as members of the Trust Committee at the Confirmation Hearing and shall thereafter undertake their duties as members of the Trust Committee specified under the Trust Agreement. In serving as a member of the Trust Committee, such members shall not have assumed any fiduciary duties to Creditors, the Trust, Trustee or any other parties in interest in the Debtor's case.

         6.2 Selection of Trustee. Not later than twenty (20) days prior to the Confirmation Hearing, the Committee shall nominate not less than three (3) and not more than five (5) candidates to serve as Trustee under the Trust. The Committee shall also negotiate fee agreements with each candidate. The Committee shall file with the Bankruptcy Court and serve on the Debtor not later than ten
(10) days prior to the Confirmation Hearing, a disclosure identifying the candidates for Trustee and setting forth the terms of the fee arrangements. If the Committee fails to nominate candidates for Trustee or negotiate fee arrangements not later than ten (10) days prior to the Confirmation Hearing, the Debtor shall do so and file the necessary disclosure with the Bankruptcy Court. The Court shall select and approve one of the proposed candidates for Trustee and the fee agreement at the Confirmation Hearing and such approved candidate shall thereafter serve as Trustee upon execution of the Trust Agreement at Closing.

         6.3 Termination of Committee. The appointment and operations of the Committee shall terminate on the Closing Date. Any dissolution or termination of the appointment and operations of the Committee shall not prejudice the right of any agents of the Committee (including its Professionals and Committee members) to pursue their separate claims for compensation and reimbursement of expenses under the provisions of Sections 330, 331 and/or 503(b)(3)(F) of the Bankruptcy Code.

         6.4 The Closing. A Closing of the transactions required under the Plan shall take place on the Closing Date at the offices of the Debtor, 1600 Viceroy, Dallas, Texas, or at such other place as identified by the Debtor pursuant to notice provided to those parties specified in Section 17.2 of the Plan. The Closing may be continued by the Debtor by making an announcement at the originally scheduled Closing Date of the new date for the Closing, however, the new date for the closing must occur within fifteen (15) days after the Closing Date.

         6.5 Transactions at Closing. The following shall occur at or before and shall be effective as of the Closing Date.

                  6.5.1 Execution of the Trust Agreement. The Trust Agreement shall be executed by all necessary parties thereto. The Trust established pursuant to the Trust Agreement is established for the purpose of satisfying Claims by liquidating the Trust Assets and such Trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust. The purpose of the Trust is to provide a mechanism for the liquidation of the Trust Assets, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Trust, to the holders of Beneficial Interests and certain Allowed Claims in accordance with the terms of the Plan. No business activities will be conducted by the Trust other than those associated with or related to the liquidation of the Trust Assets. It is intended that the Trust be classified for federal income tax purposes as a "liquidating trust" within the meaning of ss. 301.7701-4(d) of the Treasury Regulations. All parties hereto shall treat the transfers in trust described herein as transfers to the Beneficiaries for all purposes of the Internal Revenue Code of 1986, as amended (including, ss. ss. 61(12), 483, 1001, 1012, and 1274). All parties hereto shall treat the transfers in trust as if all the transferred assets, including all the Trust Assets, had been first transferred to the Beneficiaries and then transferred by the Beneficiaries to the Trust. The Beneficiaries shall be treated for all purposes of the Internal Revenue Code of 1986, as amended, as the grantors of the Trust and the owners of the Trust. All income of the Trust shall be taxed directly to its Beneficiaries (except to the extent the Internal Revenue Service is a Beneficiary). The Trustee shall file returns for the Trust as a grantor trust pursuant to Treasury Regulations ss. 1.671-4(a) or (b). The parties hereto, including the Trustee and the Beneficiaries, shall value the Property transferred to the Trust consistently and such valuations shall be used for all federal income tax purposes. The Beneficiaries (except to the extent the Internal Revenue Service is a Beneficiary) shall be responsible for payment of any taxes due with respect to the operations of the Trust. The Trust shall terminate on the date which is the fifth anniversary of its establishment unless sooner terminated, or unless its termination date is extended by the Court as provided in the Trust Agreement. During its existence, the Trust shall not receive or retain Cash or Cash equivalents in excess of a reasonable amount necessary to meet Claims and contingent liabilities (including disputed claims) or to maintain the value of the Trust Assets during liquidation. The Trust shall distribute at least annually to the Beneficiaries all its net income and all the net proceeds from the sale of Trust Assets, less such net income or net proceeds reasonably necessary to maintain the value of the Trust Assets or to meet Claims or contingent liabilities (including disputed Claims). The Trustee shall use its continuing best efforts to dispose of the Trust Assets, make timely Distributions, and shall not unduly prolong the duration of the Trust.

                  6.5.2 Transfer of Trust Assets. Property of the Debtor constituting the Trust Assets shall be conveyed and transferred by the Debtor to the Trustee on behalf of the Trust, free and clear of all Claims, Liens, and encumbrances, except for Liens securing Class 2, Class 3.7, and Class 3.8 Allowed Secured Claims. The WIB Stock, Servicing Business, and FPB Stock shall be transferred and conveyed by FPFG and/or WIB to the

         Trust as Trust Assets without recourse or warranty and shall be transferred and conveyed subject to any existing liens, including any liens of Beal Bank and RFC, and the liens securing the WIB Note and the Settlement Note. Conveyance of the WIB Stock, Servicing Business and/or the FPB Stock to the Trust shall not be deemed in satisfaction of the WIB Note and/or the Settlement Note, both of which shall remain outstanding and payable as provided herein and all liens securing same shall remain in full force and effect and the order confirming the Plan shall so expressly provide. Prior to the transfer and conveyance of the WIB Stock, Servicing Business, and/or the FPB Stock to the Trust, the Trustee shall obtain any necessary regulatory and/or servicing consents associated with the transfer and conveyance to the Trust. No later than the Closing Date, pending the receipt of any necessary approvals and consents, the Conveyance Documents shall be fully executed and held in escrow by an escrow agent selected by FPFI and the Committee. The only requirement for the delivery of the Conveyance Documents from escrow to the Trustee shall be a written notice from the Trustee to the escrow agent directing the delivery of Conveyance Documents to the Trustee. The Conveyance Documents shall be automatically released from escrow upon a voluntary or involuntary bankruptcy of WIB and/or FPFG or any of their affiliates, which release shall be deemed effective immediately prior to the voluntary or involuntary bankruptcy of WIB and/or FPFG. The Conveyance Documents shall also contain provisions reflecting the agreement and consent of WIB to the immediate termination of the automatic stay specified in 11 U.S.C. ss. 362 to the extent such automatic stay were to apply to any Trust Assets subject of the Conveyance Documents. Pending delivery of the Conveyance Documents to the Trust and subject to any necessary regulatory approvals and/or servicing consents, the Trustee, in its sole discretion, may take actions as are necessary to protect the Trust's interests in the WIB Stock and the FPB Stock, including, without limitation, causing the WIB Stock and the FPB Stock to be transferred to a voting trust or nominee subject to an irrevocable proxy in favor of the Trustee allowing the Trustee to act as the sole shareholder of WIB, vote the WIB Stock, vote the FPB Stock through WIB as the sole shareholder of WIB and exercise complete management authority and control over WIB, the Servicing Business and FPB. Subject to the requirements of this Section, any transfer or conveyance of Trust Assets or certain of the Trust Assets to the Trust may, in the Trustee's sole discretion, be transferred instead to the Trust's designee.

                  6.5.3 Amendment of WIB Note. To the extent not already accomplished prior to the Closing Date, the WIB Note shall be amended and restated in accordance with the following terms:

                           (i) Principal: $18,510,000, such Principal to be
                  increased on the later of (i) February 29, 2000 or (ii) the date the WIB Note is amended and restated, by the amount, if any, that $13,300,000 exceeds the NIMS Payments.

                           (ii) Interest: Eight and one-half percent (8.5%) per
                  annum retroactive to the date the WIB Note was first amended and restated.

                           (iii) Maturity: The earlier of six (6) months from
                  the Effective Date, or September 1, 2000.

                           (iv) Payment Terms: Interest due May 1, 1999, in the
                  amount of $382,500.00 has been paid by WIB. The principal balance of the WIB Note specified above has been increased by accrued and unpaid interest due as of November 1, 1999. Subsequent to November 1, 1999, any accrued and unpaid

                  Interest is due in full at Maturity. Any unpaid principal is due in full at Maturity. The WIB Note may be repaid at any time before Maturity without penalty. Prepayments shall first be applied to pay all accrued and unpaid interest and then to pay outstanding principal.

                           (v) Security Interest: The WIB Note shall be secured
                  by a first lien and security interest in and to the WIB Stock, the FPB Stock, and all other assets of WIB. Such lien and security interest in and to the FPB Stock and all assets of WIB shall be subordinate only to the extent provided herein to the prior lien of Beal Bank on the WIB Stock, the FPB Stock, and assets of WIB securing the Beal Bank Debt or any refinancing thereof, however, upon repayment of the Beal Bank Debt or repayment of any refinancing thereof, the WIB Note shall be secured by a first and prior lien and security interest in and to the FPB Stock, WIB Stock and all assets of WIB.

                           (vi) Guaranty: To the extent the Final Releases are
                  executed, such releases shall release and discharge all obligations under the FPFG Guaranty.

                  6.5.4 Execution and Delivery of Settlement Note. WIB shall execute and deliver to the Trustee, on behalf of the Trust, the Settlement Note in accordance with the following general terms and conditions:

                           (i) Principal: $32 million.

                           (ii) Interest: Eight and one-half percent (8.5%) per
                  annum.

                           (iii) Maturity: Twelve (12) months from the Effective
                  Date.

                           (iv) Payment Terms: All unpaid principal and any
                  accrued and unpaid interest due in full at Maturity. The Settlement Note may be repaid at any time before Maturity without penalty. Prepayments shall first be applied to pay all accrued and unpaid interest and then to pay outstanding principal.

                           (v) Security Interest: The Settlement Note shall be
                  secured by a lien and security interest in and to the WIB Stock, the FPB Stock, and all assets of WIB. Such security interest shall be subordinate only to the extent provided herein to the prior lien of Beal Bank on the WIB Stock, the FPB Stock, and all assets of WIB securing the Beal Bank Debt or any refinancing thereof, however, upon repayment of the Beal Bank Debt, or repayment of any refinancing thereof, the Settlement Note shall be secured by a first and prior lien and security interest in and to the FPB Stock, WIB Stock and all assets of WIB.

                  6.5.5 Sale of WIB Stock, Servicing Business, and FPB Stock. The Trustee or its designee shall be entitled to sell for Cash, or other valuable consideration that is readily liquidated into Cash, any Trust Asset, and may specifically sell, refinance, or liquidate the WIB Stock, the Servicing Business, and the FPB Stock in its sole discretion in order to generate Cash proceeds, provided, however, that the terms of any sale of the Servicing Business shall include, in writing, iv a form acceptable to the NIMS Trustee, (a) an acknowledgment by the purchaser of the absolute ownership interest of the NIMS Trust in the Servicer Fee Income, subject only to the interest, if any, of Beal Bank in such funds as security for repayment of the obligations of WIB to Beal Bank under the Beal Bank Debt to the extent, if any, (i) such interest exists, is valid and enforceable, and is senior to the interests of the NIMS Trust under applicable law and (ii) the obligations of WIB to repay the Beal Bank Debt have not been satisfied in full and (b) provisions providing for the unconditional assumption by the purchaser on behalf of itself and any successor in interest or assignee of such purchaser of the obligation, from and after the effective date of such purchase, to pay the Servicer Fee Income to the NIMS Trust in accordance with the Sale and Collection Agreement; provided further, that except for the limitations set forth herein, Beal Bank's rights under the Right of First Refusal Agreement shall not be affected.

                  6.5.6 Operation and Management of WIB Pending Sale. Prior to any sale of WIB, the Servicing Business, or FPB, the Trustee shall operate WIB, the Servicing Business and FPB in the ordinary course and shall cause WIB, the Servicing Business and FPB to be professionally managed. In order to implement an orderly transition of the business of WIB and FPB and to insure professional management of such businesses through the date of their sale, certain employees of WIB and FPB identified on Exhibit C to the Amended Term Sheet shall continue as employees of WIB and FPB through the date of sale, but in no event longer than three months from the Closing Date, unless such employment is extended by the Trustee. The Special Committee and such employees shall, prior to confirmation of the Plan; separately negotiate the terms of appropriate management consulting agreements.

                  6.5.7 Allocation of Sale Proceeds. The priority of payment of the refinanced Beal Bank Debt, WIB Note, Settlement Note, the Servicing Business Expenses, Severance Costs, and FPFG Costs specified in this Section shall apply concerning distributions of Sale Proceeds. However, notwithstanding the foregoing, no payment shall be made to HSBC as specified by this Section 6.5.7, unless and until the payment required pursuant to Section 4.7.1 of the Plan has been paid to Paine Webber.

                           6.5.7.1 Sale of Servicing Business Prior to FPB.

                                    (a) To the extent the Servicing Business is
                           sold or liquidated prior to FPB, the Servicing Business Proceeds shall be applied in the following order of priority:

                                             (i) The entire principal balance of
                                    the refinanced Beal Bank Debt, including all accrued and unpaid interest thereon and any yield maintenance fee associated with such principal shall be paid first out of the Servicing Business Proceeds.

                                             (ii) The WIB Note, including
                                    accrued interest thereon, shall be paid out of the Servicing Business Proceeds to the extent of such proceeds.

                                             (iii) The Winthrop Lump Sum Payment
                                    shall be paid as a Servicing Business
                                    Expense from the Servicing Business Proceeds to the extent of such proceeds.

                                             (iv) Servicing Business Expenses,
                                    up to a maximum amount of $4 million, from which maximum amount $1,000,000 shall be paid to CIT Group/Equipment Financing, Inc., and, pursuant to the terms of the HSBC Settlement Agreement, $1,428,000 shall be paid to HSBC; Severance Costs, up to a maximum amount of $1.5 million; and the FPFG Costs, up to a maximum amount of $2 million, from which maximum amount, pursuant to the terms of the HSBC Settlement Agreement, an additional

                                    $1,428,000 shall be paid to HSBC; each of which shall be first paid out of WIB's available cash at the time of the closing of the sale and any remaining balance shall be paid in the priority listed in this subsection out of the Servicing Business Proceeds to the extent of such proceeds.

                                             (v) The Settlement Note including
                                    accrued and unpaid interest thereon shall be paid out of Servicing Business Proceeds to the extent of such proceeds.

                                             (vi) Additional FPFG Costs up to a
                                    maximum amount of $1 million shall be paid from the Servicing Business Proceeds to the extent of such proceeds.

                                             (vii) Any excess Servicing Business
                                    Proceeds shall remain as a Trust Asset.

                                    (b) To the extent the Servicing Business is
                           sold or liquidated prior to FPB, the FPB Proceeds shall be applied in the following order of priority:

                                             (i) The remaining principal of the
                                    refinanced Beal Bank Debt, including all accrued and unpaid interest thereon and any yield maintenance fee associated with such principal shall be paid first out of the FPB Proceeds.

                                             (ii) The remaining principal of the
                                    WIB Note, including accrued interest
                                    thereon, shall be paid out of the FPB
                                    Proceeds to the extent of such proceeds.

                                             (iii) Any Winthrop Lump Sum Payment
                                    shall be paid as a Servicing Business
                                    Expense from the FPB Proceeds to the extent of such proceeds.

                                             (iv) Any Trust Reimbursement Amount
                                    shall be paid as a Servicing Business
                                    Expense from the FPB Proceeds to the extent of such proceeds.

                                             (v) Any remaining balance of the
                                    (x) Servicing Business Expenses up to a
                                    maximum amount of $4 million, from which maximum amount any remaining balance of the $1,000,000 to be paid to CIT Group/Equipment Financing, Inc. shall be paid and, pursuant to the terms of the HSBC Settlement Agreement, any remaining balance of the $1,428,000 shall be paid to HSBC, (y) the Severance Costs up to a maximum amount of $1.5 million and (z) the FPFG Costs up to a maximum amount of $2 million, that were not fully paid pursuant to Section 6.5.7.1 (a) shall be first paid out of WIB's available cash at the time of the closing of the sale and any remaining balance shall be paid in the priority listed in this subsection out of the FPB Proceeds to the extent of such proceeds.

                                             (vi) Additional Severance Costs up
                                    to a maximum amount of $1.5 million shall be paid out of the FPB Proceeds to the extent of such proceeds.

                                             (vii) The remaining balance of the
                                    Settlement Note, including accrued and
                                    unpaid interest thereon shall be paid out of the FPB Proceeds to the extent of such proceeds.

                                             (viii) Additional FPFG Costs up to
                                    a maximum amount of $1 million shall be paid out of the FPB Proceeds to the extent of such proceeds.

                                             (ix) Any excess FPB Proceeds shall
                                    remain as a Trust Asset.

                           6.5.7.2  Sale of FPB Prior to Servicing Business.

                                    (a) To the extent FPB is sold or liquidated
                           prior to the Servicing Business, the FPB Proceeds shall be applied in the following order of priority:

                                             (i) The entire principal balance of
                                    the refinanced Beal Bank Debt, including all accrued and unpaid interest thereon and any yield maintenance fee associated with such principal shall be paid first out of the FPB Proceeds.

                                             (ii) The WIB Note, including
                                    accrued interest thereon, shall be paid out of the FPB Proceeds to the extent of such proceeds.

                                             (iii) Severance Costs up to a
                                    maximum amount of $1.5 million shall be paid out of the FPB Proceeds, to the extent of such proceeds.

                                             (iv) The Winthrop Lump Sum Payment
                                    shall be paid as a Servicing Business
                                    Expense from the FPB Proceeds to the extent of such proceeds.

                                             (v) FPFG Costs up to a maximum
                                    amount of $2 million (from which maximum amount $1,428,000 shall be paid to HSBC pursuant to the terms of the HSBC Settlement Agreement) shall be paid out of the FPB Proceeds to the extent of such proceeds.

                                             (vi) The Settlement Note including
                                    accrued and unpaid interest thereon shall be paid out of FPB Proceeds to the extent of such proceeds.

                                             (vii) Additional FPFG Costs up to a
                                    maximum amount of $1 million shall be paid out of the FPB Proceeds to the extent of such proceeds.

                                             (viii) Any excess FPB Proceeds
                                    shall remain as a Trust Asset.

                                    (b) To the extent FPB is sold or liquidated
                           prior to the Servicing Business, the Servicing Business Proceeds shall be applied in the following order of priority:

                                             (i) The remaining principal of the
                                    refinanced Beal Bank Debt, including all accrued and unpaid interest thereon and any yield maintenance fee associated with such principal shall be paid first out of the Servicing Business Proceeds.

                                             (ii) The remaining principal of the
                                    WIB Note, including accrued interest
                                    thereon, shall be paid out of the Servicing
                                    Business Proceeds.

                                             (iii) Any Winthrop Lump Sum Payment
                                    shall be paid as a Servicing Business
                                    Expense from the Servicing Business Proceeds to the extent of such proceeds.

                                             (iv) The Servicing Business
                                    Expenses up to a maximum amount of
                                    $4,000,000 (from which maximum amount,
                                    $1,000,000, shall be paid to CIT
                                    Group/Equipment Financing, Inc., and,
                                    pursuant to the terms of the HSBC Settlement
                                    Agreement, an additional $1,428,000 shall be paid to HSBC) shall be first paid out of WIB's available cash at the time of the closing of the sale and any remaining balance thereof and any remaining balance of the Severance Costs up to a maximum amount of $1.5 million not paid pursuant to Section 6.5.7.2(a) shall be paid out of the Servicing Business Proceeds to the extent of such proceeds.

                                             (v) Any remaining balance of the
                                    FPFG Costs up to a maximum amount of $2
                                    million shall be paid out of the Servicing
                                    Business Proceeds to the extent of such
                                    proceeds.

                                             (vi) Additional Severance Costs up
                                    to a maximum amount of $1.5 million shall be paid out of the Servicing Business Proceeds to the extent of such proceeds.

                                             (vii) The remaining balance of the
                                    Settlement Note including accrued and unpaid interest thereon shall be paid out of the Servicing Business Proceeds to the extent of such proceeds.

                                             (viii) Additional FPFG Costs up to
                                    a maximum amount of $1 million shall be paid out of the Servicing Business Proceeds to the extent of such proceeds.

                                             (ix) Any excess Servicing Business
                                    Proceeds shall remain as a Trust Asset.

                  6.5.8 Allocation of Excess Sale Proceeds and Payment of Deficiencies. Any excess Sale Proceeds shall remain as a Trust Asset. The FPFG Indemnity Obligation shall accrue interest at the rate of ten percent (10%) per annum and shall be paid from 100% of the cash flow otherwise attributable to FPFG on account of the FPFG Intercompany Claim. If the Sale Proceeds are insufficient to fully satisfy the WIB Note and the Settlement Note, plus accrued interest thereon, then such deficiency shall be paid from 50% of the cash flow otherwise attributable to FPFG on account of the FPFG

         Intercompany Claim, but only after the FPFG Indemnity Obligation has been paid in full. FPFG shall have no legal or equitable interest in, or right to receive, cash flow attributable to FPFG on account of the FPFG Intercompany Claim that is paid in accordance with this Section to satisfy any FPFG Indemnity Obligation or deficiency under the WIB Note and Settlement Note, including accrued interest thereon. The FPFG Intercompany Claim shall only be reduced and satisfied to the extent of actual cash received by FPFG on account of such FPFG Intercompany Claim. The liquidation by the Trustee of any assets of WIB into cash other than those assets associated with the Servicing Business and FPB shall be applied to reduce and satisfy, to the extent of cash actually received by the Trust, any deficiency under the Settlement Note. Such cash shall be deemed to be Settlement Cash and distributed to Electing Creditors as such under the Plan.

                  6.5.9 Execution and Delivery of Cash Flow Instrument. Debtor shall execute and deliver to the Trust the Cash Flow Instrument. The Cash Flow Instrument shall provide for quarterly payments from Debtor to the Trustee for the benefit of the Trust of (i) all cash flow from Residual Assets after prior satisfaction of all Allowed Secured Claims asserted against Residual Assets and payment of federal income taxes, if any, associated with such cash flow; and (ii) any net proceeds from the sale of Residual Assets after prior satisfaction of any Allowed Secured Claims asserted against such Residual Assets and payment of federal income taxes, if any, associated with such sale proceeds. Such quarterly payments shall commence on the first quarter following the Effective Date to the extent of available Cash and shall be made no later than thirty (30) days following the end of each quarter and shall continue until all Allowed Claims entitled to receive

         Creditor Cash are fully and completely satisfied pursuant to the terms and conditions of the Trust Agreement. Thereafter, such quarterly payments shall continue until an additional $2 million has been paid to the Trust and such $2 million shall be distributed pro-rata to Electing Creditors. The Cash Flow Instrument shall be secured by a lien and security interest in favor of the Trust in the Residual Assets, subordinate only to any valid Lien in the Residual Assets existing as of the Petition Date. Such security interest and liens shall be evidenced by appropriate documentation, including, without limitation, security agreements, financing statements and custody agreements, which such documentation shall provide that (i) the Residual Assets may not be sold while the Cash Flow Instrument remains outstanding without the prior written consent of the Trustee to the price therefor, (ii) any holder of a Lien or security interest in such Residual Assets superior to the lien securing the Cash Flow Instrument, shall deliver to the Trustee the certificate evidencing any Residual Asset upon payment in full of such holder's Allowed Secured Claims secured by the Residual Assets, and (iii) the Trustee shall deliver to FPFI any certificates evidencing the Residual Assets held by the Trustee upon completion of all payments required under the Cash Flow Instrument pursuant to this Section.

                  6.5.10 Amendment of Capital Contribution Note. On the Effective Date, Debtor shall cause the Capital Contribution Note to be amended and restated to reflect a $1,000,000 balance which shall remain owing and outstanding and available only to FirstPlus Special Funding Corp. to fund its operating expenses until the indebtedness owing to German American Capital Corporation is paid in full. The Final Releases shall not impair or affect any obligation under the Capital Contribution Note.

                  6.5.11 WIB Note and Settlement Note Documentation. The Settlement Note, WIB Note, security agreements, and other related documentation shall contain usual and customary provisions, negative covenants, affirmative covenants, events of default, and notice and opportunity to cure events of default, including without limitation the following:

                           (i) upon a sale of WIB, the Servicing Business or
                  FPB, the WIB Note and the Settlement Note shall be immediately due and payable to the extent required by Section 6.5.7 of the Plan;

                           (ii) the WIB Note and the Settlement Note shall be
                  immediately due and payable upon the granting of a security interest in, except as necessary to implement a refinancing of the Beal Bank Debt, pledge, encumbrance, sale, or other disposition of the FPB Stock, WIB Stock, and/or the assets or business of either WIB or FPB;

                           (iii) notwithstanding any other provision in the
                  Plan, upon Maturity and/or default under the WIB Note, the Settlement Note and/or the Beal Bank Debt or any refinancing thereof, the holder of the WIB Note and the Settlement Note may, subject to the terms and conditions of any applicable inter-creditor agreement concerning the refinancing or extension of the Beal Bank Debt, exercise its default remedies, which shall include without limitation, (a) foreclosing on the FPB Stock, WIB Stock and assets of WIB and becoming the owner thereof, and/or (b) selling the WIB Stock, the assets of WIB and FPB Stock held as collateral to any purchaser satisfying any necessary regulatory approvals, for a purchase price acceptable to the holder of the WIB Note and the Settlement

                  Note in its sole discretion, and such holder, shall subject to the terms and conditions of any applicable inter-creditor agreement concerning the refinancing or extension of the Beal Bank Debt, be entitled to receive the Sale Proceeds therefrom and shall apply such Sale Proceeds in accordance with Sections
                  6.5.7 and 6.5.8 of the Plan.

                           (iv) all capital stock of any kind issued by either
                  FPB or WIB subsequent to the execution of the WIB Note and the Settlement Note shall be subject to a security interest in favor of the holder of the WIB Note and the Settlement Note; and

                           (v) Within twenty (20) days from each month end, WIB,
                  FPB, and FPFG shall deliver monthly financial statements and any audited financial statements to FPFI and the Trust for as long as the WIB Note and Settlement Note remain unpaid, however, upon the Closing Date, the obligations in this subsection shall cease.

                  6.5.12 Servicing Costs. To the extent not already accomplished prior to the Closing Date, WIB shall execute any necessary written documentation to evidence WIB's obligation to pay all costs associated with creating, filing, recording, and delivering lien releases, deeds, mortgages, assignments of mortgages, and any related documentation necessary to satisfy any obligation of Debtor and WIB under any loan sale or servicing agreement. WIB shall assume and continue paying such costs and obligations until the Servicing Business is sold, whereupon such costs and obligations shall be assumed by the purchaser of the Servicing Business.

                  6.5.13 FPB Obligations. FPFG shall use its best efforts to cause its subsidiary, FPB, to pay to Debtor any amounts owed by FPB to Debtor on or before the Effective Date of the Plan, or in the alternative, Debtor and the Committee may reach an agreement with FPB concerning the allowance of FPB's Claims and collection of all amounts owed by FPB to the Debtor's Estate.

                  6.5.14 Allowance of FPFG Intercompany Claim. The FPFG Intercompany Claim shall be allowed as a Class 4 General Unsecured Claim in an amount equal to the total remaining balance of Class 4 Allowed General Unsecured Claims held by Electing Creditors after application of their prorata share of the Existing Estate Cash and WIB Note Cash, however, the Allowed amount of the FPFG Intercompany Claim shall in no event be less than $50,000,000. The FPFG Intercompany Claim shall receive no distribution on account of the Existing Estate Cash, the WIB Note Cash, or the Settlement Cash. The FPFG Intercompany Claim shall only receive Distributions of Creditor Cash as provided by the Plan. Any other Claims of FPFG asserted against the Debtor, but not allowed as provided herein, shall be treated as a contribution of capital to Debtor. Subject to approval of the HSBC Settlement Agreement by a court of competent jurisdiction, on the closing of the HSBC Settlement Agreement, FPFG shall irrevocably assign twenty-five percent (25%) of the FPFG Intercompany Claim to HSBC, which assigned portion of the FPFG Intercompany Claim shall be paid by the Trust pursuant to the terms of the Trust Agreement.

                  6.5.15 Final Releases. On the Closing Date, FPFI, FPFG, and WIB shall execute the Final Releases, releasing each other, the Additional Release Parties, and the FPFI Release Parties from the Released Claims. The Final Releases shall not impair or affect any obligations of FPFG and WIB arising under the Plan. The Final Releases shall be executed as follows:

                           (i) FPFG and WIB shall release the FPFI Release
                  Parties;

                           (ii) FPFI shall release FPFG, WIB, and the Additional
                  Release Parties;

                           (iii) WIB, acting through the Trustee as the sole
                  shareholder of WIB, shall release its officers, directors, employees, attorneys and consultants from any and all Released Claims except for any claims asserted by WIB against such officers, directors, employees, attorneys, and consultants in any manner prior to November 17, 1999; and

                           (iv) the Additional Release Parties shall release
                  FPFI and WIB.

                  6.5.16 Amendment of Debtor's Articles. The Debtor's Articles of Incorporation shall be amended to prohibit the issuance of non-voting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Debtor's Articles of Incorporation shall also be amended to prohibit any Distribution by dividend or otherwise from FPFI to FPFG its affiliates, successors, and assigns until the payments required under the Plan to be made to holders of Allowed Class 4 and Class 5 Claims have been paid in full.

                  6.5.17 Execution of Documents. Debtor will deliver all documents including, without limitation, the Conveyance Documents, and perform all actions reasonably contemplated with respect to implementation of the Plan. Any officer or director of the

         Debtor is hereby designated the authorized representative to execute on behalf of the Debtor, in a representative capacity and not individually, any documents or instruments to be executed by the Debtor after the Effective Date or at Closing in order to consummate the Plan.

                  6.5.18 Surrender of Instruments. Each Claimant and/or Interest Holder, except as otherwise provided in the Plan, holding a certificate or instrument evidencing a Claim against, or Interest in, the Debtor or the Property and whose claims are treated under the Plan, shall surrender such certificate or instrument to the Trust, on the Closing Date prior to receiving any distribution under the Plan, unless the non-availability of such certificate or instrument is established to the satisfaction of the Trust.

                  6.5.19 Certification of Residual Assets. To the extent Residual Assets are not certificated in the name of the Debtor as the beneficial owner, then by the Closing Date, such Residual Assets shall be re-certificated in the name of the Debtor to properly reflect the Debtor as the beneficial owner thereof. Upon satisfaction of any Allowed Secured Claim secured by the Residual Assets, the holder of such Allowed Secured Claim shall at the request of the Debtor take such actions as is reasonably necessary to return any Residual Assets held as collateral to the Trust as provided for in Section 6.5.9 or if the Cash Flow Instrument has been paid in full, and/or re-certify such Residual Assets to properly reflect the Debtor as the beneficial owner thereof.

                  6.5.20 Intellectual Property License. The Debtor shall grant to the Trustee an irrevocable, fully paid, and non-transferable license to utilize any intellectual property relating to securitization models and data only necessary to manage, analyze, and review the performance of the Residual Assets. Such license shall not permit access to such intellectual property by the Beneficiaries of the Trust and shall expire upon the termination of the Trust and shall be at no cost to the Trustee thereof.

                  6.5.21 Prohibition on Transfer of FPFG's Interest and Voting Trust. Upon the Effective Date, FPFG shall be enjoined from assigning, transferring, or conveying in whole or in part its Interest in the Debtor, until the termination of the Trust. The capital stock of FPFI, representing FPFG's Interest in the Debtor, shall be transferred and conveyed by FPFG into a voting trust (the "FPFI Voting Trust"), or a different structure or method (other than a voting trust) may be utilized that is agreeable to the Committee and FPFG and that enables the Trustee to manage the Residual Assets and the respective businesses of FPFI and FIRSTPLUS Special Funding Corp. in a manner consistent with the management rights under the FPFI Voting Trust described below and without causing any adverse tax consequences to FPFI or FPFG. Pending the establishment of the FPFI Voting Trust, or similar mechanism in accordance with this subsection, FPFG shall, as of the Closing Date, appoint the Trustee as the sole director and officer of FPFI and may only remove and replace the Trustee as the sole director and officer by providing sixty (60) days prior written notice. If, and to the extent, the FPFI Voting Trust is implemented, the Trustee shall be the trustee of the FPFI Voting Trust, and such trustee shall have the sole power and authority to hold and vote FPFG's Interest in the Debtor, allowing the Trustee to act as the sole shareholder of FPFI and vote the FPFI capital stock, all solely for the purpose of managing the Residual Assets of FPFI and FIRSTPLUS Special Funding Corp., maintaining their corporate existences, ensuring compliance with IRS, state, and local filing requirements and otherwise managing their respective assets and businesses. The FPFI Voting Trust shall terminate at the same time and upon the same conditions as the Trust, but in no event shall such termination occur prior to the payment in full of all Beneficiaries of the Trust. FPFG shall have the power to remove the trustee of the FPFI Voting Trust for cause and/or appoint a new trustee, but only upon prior approval of the Bankruptcy Court. Notwithstanding the implementation of a voting trust or similar mechanism, FPFG, as sole shareholder of FPFI, shall retain full control and authority over the disposition, prosecution, settlement and dismissal of the Retained Causes of Action and the Employee Loans. All expenses incurred by the FPFI Voting Trust shall be an obligation of the Trust.

                  6.5.22 Substantiation of FPFG Costs and Payment. On and after the Closing Date, FPFG shall present to the Trustee invoices, receipts and other documentation to support and evidence FPFG Costs incurred by FPFG, and upon presentation of such information demonstrating that such FPFG Costs were incurred, the Trustee shall pay such FPFG Costs within ten (10) days and in accordance with the timing and the priorities specified in Section 6.5.7 of the Plan.

                  6.5.23 Trust Access to Books and Records. The Trustee shall have reasonable access to, and may photocopy, the Books and Records necessary for administration of the Trust Assets.

         6.6 Section 1145 Determination. Confirmation of the Plan shall constitute a determination, in accordance with ss. 1145 of the Bankruptcy Code, that except with respect to an entity that is an underwriter as defined in ss. 1145(b) of the Bankruptcy Code, Section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer or sale under the Plan of the Trust Assets or of the Beneficial Interests in exchange for Claims against, the Debtor. Nonetheless, if the Trustee determines that registration and reporting under the Securities Exchange Act of 1934 is required, the Trustee will take steps to comply with those requirements.

         6.7 Claims Analysis Assistance. FPFG, FPFI, and WIB will undertake to assist the Committee and Trust in analyzing Claims filed in the Debtor's case, including, making available documents and witnesses on a reasonable basis to assist in the claims resolution process at no cost to the Committee or the Trust. In undertaking such commitment, neither FPFG nor WIB shall have assumed any fiduciary duties to creditors, the Trust, Trustee, or any other parties in interest in the case.

         6.8 Compromise and Settlement Among Debtor, WIB, and FPFG. The Plan shall constitute a motion pursuant to Bankruptcy Rule 9019 and 11 U.S.C. ss. 1123(b)(3)(A) for entry of an order authorizing and approving the terms of a Compromise and Settlement that relate to the Plan, as set forth in the Amended Term Sheet, the terms of which have been incorporated into the Plan, and therefore, Debtor, WIB, FPFG, Trust, and Trustee and their respective successors and assigns shall be bound by the terms of the Plan.

         6.9 Electing Creditor Releases and Agreements. Holders of Class 4 Claims may elect to become Electing Creditors by executing the Election Designation. The Election Designation shall be made on the Ballot or pursuant to a separate Election Designation form at or prior to the Election Deadline or as otherwise provided by the Plan. The Election Designation shall provide for (i) the Electing Creditor to receive its pro rata share of Settlement Cash pursuant to the terms of the Plan, (ii) a release and waiver by the Electing Creditor of any and all Electing Creditor Released Claims, such release and waiver to be effective notwithstanding the ultimate partial or full disallowance of the Electing Creditor's Claims against the Debtor, (iii) consent to the discharge of, and permanent injunction enjoining the enforcement of, any Electing Creditor Released Claims held by such Electing Creditor against FPFI, FPFG, WIB, and the Additional Released Parties and (iv) submission to jurisdiction of the Bankruptcy Court. The release and waiver of the Electing Creditor Released Claims shall be effective as of the Closing Date, or on such later date when the Election Designation is executed as allowed by the Plan.

         6.10 Trust Authority to Prosecute Causes of Action. Pursuant to, among other authority, ss. 1123(b)(3)(B) of the Bankruptcy Code, the Trust shall have, for the benefit of the Debtor's bankruptcy estate, the full power, authority, and standing to prosecute, compromise or otherwise resolve the Avoidance Actions and any other Causes of Action constituting a Trust Asset, with all proceeds derived therefrom to become property of the Trust and distributed in accordance with the Plan. The Trust shall not be subject to any counterclaims with respect to the Avoidance Actions and any other Causes of Actions constituting Trust Assets, provided, however, that the Avoidance Actions and any other Causes of Action constituting Trust Assets will be subject to any set-off rights to the same extent as if the Debtor itself had pursued the Avoidance Actions and any other Causes of Action constituting Trust Assets.

         6.11 Compromise and Settlement With NIMS Trust. Notwithstanding any provision in the Plan to the contrary, provided that the NIMS Motion to Compromise Controversy is approved by the Bankruptcy Court and, where required, by all of the holders of outstanding NIMS Notes, any and all Claims of the NIMS Noteholders, the NIMS Trust, and any trustee or indenture trustee thereunder against the Debtor's Estate shall be fully and completely satisfied pursuant to the terms of any Final Order approving such NIMS Motion to Compromise Controversy, and the terms of such Final Order and the parties' definitive settlement agreement shall constitute binding obligations of the Debtor, the NIMS Noteholders, the NIMS Trust, and any trustee or indenture trustee thereunder, under the Plan. To the extent of any inconsistency between the Plan and the Final Order approving the NIMS Motion to Compromise Controversy and/or parties' settlement agreement, the terms of the Final Order and/or the parties' settlement agreement (as the case may be) shall control and have precedence. Nothing in this provision, however, shall be construed as waiving or limiting the right of the NIMS Trust or the NIMS Noteholders against any other person or entity.

         6.12 Compromise and Settlement with Winthrop. The Plan shall constitute a motion pursuant to Bankruptcy Rule 9019 and 11 U.S.C. ss. 1123(b)(3)(A) for entry of an order authorizing a compromise and settlement between the Debtor and Winthrop, the terms of which have been primarily incorporated in Sections 6.5.7 and 6.12 of the Plan.

                  6.12.1 Satisfaction of Winthrop Lump Sum Payment if Servicing Business Disposition Event Occurs Prior to an FPB Disposition Event. In the event that a Servicing Business Disposition Event occurs prior to an FPB Disposition Event, the Sale Proceeds therefrom shall be applied against the Winthrop Lump Sum Payment amount in the manner provided in
         Section 6.5.7.1 (a) of the Plan. In the event that there are insufficient Sale Proceeds from the Servicing Business Disposition Event to pay in full the Winthrop Lump Sum Payment, the amount of the Sale Proceeds from the Servicing Business Disposition Event paid to Winthrop shall be applied to the Monthly Lease Charges becoming due under the Winthrop Lease beginning with the last Monthly Lease Charge to become due and continuing in descending order of due date until all such charges have been paid. For purposes of applying the Sale Proceeds to the Monthly Lease Charges, such Sale Proceeds shall be applied to the present value as of the Lump Sum Date of each Monthly Lease Charge discounted at 8.5% per annum. The remaining

         Monthly Lease Charges and any portion of a Monthly Lease Charge not completely paid by the Sale Proceeds shall be paid when due in accordance with the terms of the Winthrop Lease. Upon the subsequent FPB Disposition Event, the Sale Proceeds therefrom shall be applied to fully pay the Lump Sum Payment amount then due in the manner provided in Section 6.5.7.1(b)(iii) of the Plan.

                  6.12.2 Satisfaction of Winthrop Lump Sum Payment if FPB Disposition Event Occurs Prior to a Servicing Business Disposition Date. In the event that an FPB Disposition Event occurs prior to a Servicing Business Disposition Event, the Sale Proceeds therefrom shall be applied against the Winthrop Lump Sum Payment amount in the manner provided in Section 6.5.7.2(a) of the Plan. In the event that there are insufficient Sale Proceeds from the FPB Disposition Event to pay in full the Winthrop Lump Sum Payment, the amount of the Sale Proceeds from the FPB Disposition Event paid to Winthrop shall be applied to the Monthly Lease Charges becoming due under the Winthrop Lease beginning with the last Monthly Lease Charge to become due and continuing in descending order of due date until all such charges have been paid. For purposes of applying the Sale Proceeds to the Monthly Lease Charges, such Sale Proceeds shall be applied to the present value as of the Winthrop Lump Sum Date of each Monthly Lease Charge discounted at 8.5% per annum. The remaining Monthly Lease Charges and any portion of a Monthly Lease Charge not completely paid by the Sale Proceeds shall be paid when due in accordance with the terms of the Winthrop Lease. Upon the subsequent Servicing Business Disposition Event, the Sale Proceeds therefrom shall be applied to fully pay the Lump Sum Payment amount then due in the manner provided in Section 6.5.7.2(b)(iii) of the Plan.

                  6.12.3 Payment of Remaining Monthly Lease Charges. To the extent the Lump Sum Payment associated with a Servicing Business Disposition Event is not paid in full and WIB for any reason does not pay any Monthly Lease Charges remaining after the Lump Sum Payment, the Trust shall pay any and all remaining Monthly Lease Charges for so long as WIB fails to do so. In such case, the Trust shall be reimbursed as a Servicing Business Expense the Trust Reimbursement Amount from the FPB Proceeds for the total of all Monthly Lease Charges paid by the Trust on behalf of WIB including accrued interest thereon at 8.5% per annum through the date of reimbursement in accordance with Section 6.5.7.1(b)(iv) of the Plan.

                  6.12.4 Winthrop Injunction. Winthrop shall be bound by the injunctions arising under the Plan and shall also be enjoined from the enforcement of any remedy or action against the Debtor, the Trust, or their respective properties, including the Equipment as long as (i) the Monthly Lease Charges and Lump Sum Payments are paid to Winthrop in accordance with terms of the WIB Lease and the Plan as confirmed, (ii) there are no material amendments or modifications to the Plan (e.g., any change in the payment priorities described in Section 6.5.7 of the Plan or a change in the principal of the Beal Bank Debt and WIB Note) that could adversely affect Winthrop's ability to receive the Winthrop Lump Sum Payment and Monthly Lease Charges in accordance with the Plan,
         (iii) WIB complies with Sections 3 and 4 of the Winthrop Lease, and
         (iv) WIB complies with Sections 8 and 13 of the Winthrop Lease as such Sections relate to Equipment in the possession of WIB. However, notwithstanding the foregoing, no injunction or stay imposed by the Plan shall apply to enjoin Winthrop from seeking to enforce any remedy against the Trust for breach of the Trust's obligation to pay any Monthly Lease Charges as specified by the Plan or the breach by WIB of any obligation to pay to Winthrop the Monthly Lease Charges and any Lump Sum Payments specified by the Plan.

                  6.12.5 Mutual Release. Upon the Closing Date, the Debtor and Winthrop shall execute mutual releases which shall waive, release, acquit and forever discharge each other and their respective subsidiaries, affiliates, agents, representatives, and assigns from any and all claims, actions, suits, proceedings, investigations, any and all debts, liabilities (including transferee or successor liability), expenses, costs, losses, deficiencies, damages, judgments, however or whenever arising, whether known or unknown, contingent, absolute, determined, undetermined or otherwise, including any right to bring an adversary proceeding or like action brought under Chapter V of Title 11 of the United States Code. Notwithstanding the foregoing, nothing contained herein shall be deemed to release the Trust from any and all of its obligations under the Plan including, but not limited to, the payment of any Monthly Lease Charges to Winthrop as required by the Plan.

         6.13 Assumption of U.S. Bank Obligation by Trust.

                  6.13.1 Upon the Effective Date, the Trust shall assume the Debtor's liability for the U.S. Bank Obligation, subject to the provisions of this Section 6.13, however, the Trust's assumption of the U.S. Bank Obligation shall be recourse only to (i) WIB Note Cash, (ii) Creditor Cash, and (iii) unencumbered Cash existing in the Debtor's Estate on the Closing Date that was transferred to the Trust as a Trust Asset. Such assumption shall not relieve the Debtor of any liability for the U.S. Bank Obligation.

                  6.13.2 No Administrative Claim or reserve shall be allowed, estimated, or established by the Trust for the payment of any U.S. Bank Obligation.

                  6.13.3 To obtain payment of any U. S. Bank Obligation from the Trust, U. S. Bank shall file with the Bankruptcy Court and serve on the Trustee and Debtor a request for payment of a U.S. Bank Obligation. Upon approval by the Bankruptcy Court, the Trust shall pay in Cash the amount requested as a U.S. Bank Obligation. However, notwithstanding the foregoing, any Bankruptcy Court approved payment of a U.S. Bank Obligation shall only be paid from, and only to the extent of, (i) WIB Note Cash, (ii) Creditor Cash, and (iii) unencumbered Cash existing in the Debtor's Estate on the Closing Date that was transferred to the Trust as a Trust Asset.

                  6.13.4 Nothing contained in this Section 6.13 shall prevent U.
         S. Bank from asserting or attempting to collect any U.S. Bank Obligation from the Debtor. 6.14 Allowance and Subordination of Certain Class 5 Claims. First Security Mortgage Corp. shall be deemed to hold a Class 5 Allowed Subordinated Claim of $11,138,529.00, FIRSTPLUS Sports Marketing shall be deemed to hold a Class 5 Allowed Subordinated Claim of $100,535.00, FIRSTPLUS Consumer Finance, Inc. shall be deemed to hold a Class 5 Allowed Subordinated Claim of $16,465.00, FIRSTPLUS Financial West, Inc. shall be deemed to hold a Class 5 Allowed Subordinated Claim of $59,238.00, State Financial Acceptance Corp. shall be deemed to hold a Class 5 Allowed Subordinated Claim of $4,617,667.00. The foregoing Class 5 Claims shall be subordinated to the payment in full of all other Class 5 Allowed Subordinated Claims and shall not receive any distributions from the Trust until all other Allowed Subordinated Class 5 Claims have been paid in full.

                                    ARTICLE 7

              EFFECT OF REJECTION BY ONE OR MORE CLASSES OF CLAIMS

         7.1 Impaired Classes to Vote. Each impaired Class of Claims and Interests shall be entitled to vote separately to accept or reject the Plan.

         7.2 Acceptance by Class of Creditors. A Class shall have accepted the Plan if the Plan is accepted by at least two-thirds (2/3) in amount and more than one-half (`/a) in number of the Allowed Claims or Interests of such Class that have accepted or rejected the Plan.

         7.3 Cramdown. In the event that any impaired Class fails to accept the Plan in accordance with Section 1129(a) of the Bankruptcy Code, the Debtor may request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code. Such request may be made orally by the Debtor at the Confirmation Hearing.

                                    ARTICLE 8

                       PROVISIONS GOVERNING DISTRIBUTIONS

         8.1 Applicability of Article 8. Article 8 shall only apply to Distributions to Claimants made by the Debtor. Distributions made by the Trust are governed by Article VII of the Trust Agreement.

         8.2 Place and Manner of Payments or Distributions. The Debtor shall make Distributions to the holders of Allowed Claims by mailing such Distribution to the Claimant at the address of such Claimant as listed in the Schedules of Assets and Liabilities, or any proof of claim filed by the Claimant, or at such other address as such Claimant shall have specified for payment purposes in a written notice to the Debtor. The Debtor shall distribute any Cash by wire, check, or such other method as the Debtor deems appropriate under the circumstances.

         8.3 Undeliverable Distributions. If a Distribution to any Claimant is returned as undeliverable, the Debtor shall use reasonable efforts to determine such Claimant's then current address, and no further Distributions shall be made to such Claimant unless and until the Debtor is notified of such Claimant's then current address.

         8.4 Treatment of Unclaimed or Undeliverable Distributions. If any Claimant entitled to Distributions from the Debtor cannot be located on the Effective Date or any time thereafter, then, subject to the provisions of
Section 8.3 and this Section 8.4, such Distribution shall be set aside, and, in the case of Cash, held in an interest-bearing account or fund maintained by the Debtor on behalf of such Claimant. Any taxes allocable to such Claimant as provided in this Section 8.4 shall be funded from any Cash held by the Debtor in such interest-bearing account or fund. If such Claimant is located within two years of the Effective Date, such Cash together with any interest actually earned thereon and proceeds thereof (less the allocable portion of taxes paid by the Debtor on account of such Claimant), shall be paid or distributed to such Claimant. If such Claimant cannot be located within two years of the Effective Date, (a) such Claimant shall no longer be deemed to be a Claimant, and (b) any such Cash and interest and proceeds thereon allocable to such Claimant, net of the allocable portion of taxes paid by the Debtor, shall be Debtor's Property free and clear of any Claim to such Property by or on behalf of such Claimant (who shall be deemed to have released such Claim).

         8.5 Tax I. D. Number Required. Prior to receiving any distribution under the Plan, all Claimants, except for the Internal Revenue Service, must provide to the Debtor written notification of their respective Federal Tax Identification Numbers or Social Security Numbers. The Debtor may suspend distribution to any Claimant that has not provided its Federal Tax Identification Number or Social Security Number, as the case may be.

                                    ARTICLE 9

                               VESTING OF PROPERTY

         9.1 Revesting of Assets. As of the Effective Date, except as otherwise expressly provided in the Plan, title to all Property shall vest in the Debtor, and all such Property shall be free and clear of all Claims and Interests of any kind, other than as expressly provided in the Plan and subject to the Debtor's obligation to transfer and convey all Property constituting the Trust Assets to the Trustee on behalf of the Beneficiaries in accordance with Article 6 herein.

                                   ARTICLE 10

                      DISCHARGE, RELEASE AND EXTINGUISHMENT
                  OF LIENS, CLAIMS, INTERESTS, AND ENCUMBRANCES

         10.1 Discharge of Debtor. The rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against the Debtor and any of the Property, including the Trust Assets; and, except as otherwise provided herein, upon the Effective Date, the Debtor shall be deemed discharged and released to the extent permitted by Section 1141 of the Bankruptcy Code from any and all Claims, including but not limited to demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under
Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan. Except as provided herein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor. As provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against the Debtor at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the prosecution of any action against the Debtor, or its Property, including the Trust Assets, to the extent it relates to a Claim discharged.

         10.2 Exculpation and Release of Debtor. Any and all Claims, liabilities, causes of action, rights, damages, costs and obligations held by any party against the Debtor, whether known or unknown, matured or contingent, liquidated or unliquidated, existing, arising or accruing, whether or not yet due, prior to the Effective Date or in any manner related to the administration of the Debtor's chapter 11 case or the formulation, negotiation, prosecution or implementation of the Plan, shall be deemed fully waived, barred, released and discharged in all respects, except as to rights, obligations, duties, claims and responsibilities preserved, created or established by the terms of the Plan.

         10.3 Release and Discharge of WIB and FPFG by Electing Creditors. Based on the consent to release and discharge the Electing Creditor Released Claims asserted by Electing Creditors, which such consent is evidenced by the Election Designation, the Electing Creditor Released Claims held by Electing Creditors are hereby deemed satisfied, discharged, and released in full.

         10.4 Bar Date for Asserting Claims Against Members of the Committee. Any and all claims, causes of action, and rights, by any party in interest in the Debtor's case against any member of the Committee that is in any manner related to the administration of the Debtor's Chapter 11 case, or the formulation, negotiation, prosecution, or implementation of the Plan, is hereby deemed fully waived, barred, released, and discharged in all respects (except as to rights, obligations, duties, and claims established by the terms of the
Plan), unless any such claim, cause of action, or right is asserted by filing a complaint or petition in a court of competent jurisdiction on or before 180 days from the Effective Date.

                                   ARTICLE 11

             INJUNCTION AGAINST ENFORCEMENT OF PRECONFIRMATION DEBT

         11.1 Injunction Enjoining Holders of Claims Against Debtor. Except as expressly provided herein, at all times on and after the Effective Date, all Persons who have been, are, or may be holders of Claims against or Interests in the Debtor arising prior to the Effective Date, shall be enjoined from taking any of the following actions against or affecting the Debtor, its Estate, or the Property, including the Trust Assets, with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan):

                  (i) commencing, conducting or continuing in any manner, directly or indirectly any suit, action, or other proceeding of any kind against the Debtor, its Estate, or its Property, including the Trust Assets (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, shall be deemed to be withdrawn or dismissed with prejudice);

                  (ii) enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree, or order against the Debtor, its Estate, or its Property, including the Trust Assets;

                  (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtor, its Estate, or its property, including the Trust Assets;

                  (iv) asserting any right of subrogation, or recoupment of any kind, directly or indirectly against any obligation due the Debtor, its Estate, or its Property, including the Trust Assets; and

                  (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan.

         11.2 Injunction Enjoining Electing Creditors. Except as expressly provided herein and based on the consent to an injunction against the assertion of the Electing Creditor Released Claims by Electing Creditors, which such consent is evidenced by the Election Designation, at all times on and after the Effective Date, all Electing Creditors shall be enjoined with respect to the Electing Creditor Released Claims from taking any of the following actions against or affecting FPFI, FPFG, WIB, and the Additional Released Parties, or their assets and property, including the Trust Assets:

                  (i) commencing, conducting or continuing in any manner, directly or indirectly any suit, action, or other proceeding of any kind against FPFI, FPFG, WIB, and the Additional Released Parties, or their assets or property, including the Trust Assets (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);

                  (ii) enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means whether directly or indirectly any judgment, award, decree, or order against FPFI, FPFG, WIB, and the Additional Released Parties, or their assets or property, including the Trust Assets;

                  (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any lien against FPFI, FPFG, WIB, and the Additional Released Parties, or their assets or property, including the Trust Assets;

                  (iv) asserting any setoff, right of subrogation, or recoupment of any kind, directly or indirectly against any obligation due FPFI, FPFG, WIB, and the Additional Released Parties, or their assets or property, including the Trust Assets; and

                  (v) proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan.

                                   ARTICLE 12

                                EVENTS OF DEFAULT

         12.1 Events of Default. An event of default shall be deemed to have occurred if the Debtor or any party-in-interest fails to take any action or fails to refrain from taking an action as set forth within the Plan.

         12.2 Remedies for Defaults. Should an event of default by the Debtor, the Trust, or any party-in-interest occur, at least one other party-in-interest, the Debtor and Trust must provide written notice of such default with copies of such notice delivered to all parties identified in Section 17.2 of the Plan. If the default is not cured within ten (10),days from sending the notice of default, the notifying party-in-interest, Trust, or Debtor may present an ex part order to the Bankruptcy Court setting a date and time when such defaulting party must appear before the Bankruptcy Court and show cause why it should not be held in contempt of the Confirmation Order. If found to be in default of the Plan, the Court shall:

                  12.2.1 Assess the costs of the Debtor, Trust, or any party-in-interest of proceeding on the order to show cause against the defaulting party, such costs to be an amount not less than $5,000 or such higher amount as may have actually been incurred; and

                  12.2.2 Designate a party to appear, sign, and/or accept the documents required under the Plan on behalf of the defaulting party in accordance with Rule 70 of the Federal Rules of Civil Procedure; or such enter other order compelling compliance with the applicable provisions of the Plan as may be necessary and which does not materially alter the terms of the Plan as it is confirmed.

         12.3 Default Remedies for Texas Comptroller and I.R.S. Notwithstanding the other default remedies specified in this Section 12, a failure by the Debtor to make any required payment to the Texas Comptroller of Public Accounts or to the Internal Revenue Service pursuant to the terms of the Plan shall be an event of default. If the Debtor fails to cure such event of default as to such payments within ten (10) days after the receipt of written notice of default from the Texas Comptroller of Public Accounts, or the Internal Revenue Service, then the Texas Comptroller of Public Accounts, or the Internal Revenue Service, may (a) enforce the entire amount of its claim; (b) exercise any and all rights and remedies the Texas Comptroller of Public Accounts or the Internal Revenue Service, may have under applicable law; and/or (c) seek such relief as may be appropriate in the Bankruptcy Court.

                                   ARTICLE 13

                        PROVISIONS FOR THE RESOLUTION OF
                          OBJECTIONS TO PROOFS OF CLAIM

         13.1 The Debtor and the Trustee on behalf of the Trust shall have the right to examine and object to any Claims filed in the Debtor's case, and the Debtor and the Trustee on behalf of the Trust shall have the right to object to and contest the allowance of any Claims filed with the Bankruptcy Court. FPFG is hereby granted authority to object to, litigate, and/or negotiate (on behalf of the Committee and the Debtor for the benefit of the Debtor's estate) the allowance of any Joint Creditor Claim held by a Joint Creditor. FPFI, the Committee and/or the Trust may object to any proposed settlement concerning the allowance of a Joint Creditor Claim as proposed by FPFG. If the objection to a Joint Creditor Claim by FPFI, the Committee and/or the Trust results in the allowance of a Joint Creditor Claim in excess of that sought by FPFG, then such excess shall not reduce the amount of the Joint Creditor Allowance for purposes of calculating any FPFG Indemnity Obligation. To the extent a Disputed Claim becomes an Allowed Claim pursuant to an agreement reached with the holder of such Disputed Claim, such agreement may provide for the holder of such Disputed Claim to become an Electing Creditor by executing an Election Designation notwithstanding the execution of such Election Designation after the Election Deadline.

         13.2 Objections to Claims must be filed with the Bankruptcy Court and served upon the Claimant prior to the expiration of one hundred and eighty (180) days from the Effective Date, otherwise such Claim shall be deemed allowed in accordance with Section 502 of the Bankruptcy Code, unless an extension of such time period is sought by the Debtor or the Trustee, as the case may be.

         13.3 Prior to the expiration of thirty (30) days from receipt of an objection, the Claimant whose Claim has been objected to in accordance with paragraph 13.2 of the Plan, must file with the Court and serve upon the objecting party, the Trustee and the parties identified in Section 17.2 of the Plan a response to such claim objection. Failure to file such a response within the thirty (30) day time period shall be cause for the Bankruptcy Court to enter a default judgment against the non-responding Claimant and thereby grant the relief requested in the claim objection.

         13.4 The Debtor, the Trustee on behalf of the Trust, and any other party-in-interest may request the Bankruptcy Court to estimate any Claim for purposes of Allowance pursuant to Section 502(c) of the Bankruptcy Code.

                                   ARTICLE 14

                 PROVISIONS RELATING TO DISPUTED CLAIMS RESERVE

         14.1 Applicability of Article 14. Article 14 shall only apply to Distributions to Claimants made by the Debtor. Provisions relating to Disputed Claims administered by the Trust are set forth in Sections 7.1.4, 7.2.1, and
7.2.6 of the Trust Agreement.

         14.2 Distributions on Allowed Claims Only. Distributions made by the Debtor under the Plan shall be made only to the holders of Allowed Claims. Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive the consideration otherwise provided to such Claimant under the Plan.

         14.3 Establishment of Disputed Claims Reserve. The Debtor shall deposit the Distributions reserved for the holders of Disputed Claims in a segregated, interest-bearing account called the Disputed Claim Reserve. The Debtor shall hold the Disputed Claim Reserve in trust for the benefit of the holders of Allowed Claims whose Distributions are unclaimed and the holders of Disputed Claims pending determination of their entitlement thereto under the terms of the Plan. When a Disputed Claim becomes an Allowed Claim, the Debtor shall release and deliver the Distributions reserved for such Allowed Claims (net of distribution cost) from the Disputed Claim Reserve, together with any earned interest attributable to such Distribution. If the Court disallows the Disputed Claim, such Distribution and interest and proceeds thereon shall be the Debtor's Property free and clear of any Claim to such Property by or on behalf of the holder of such disallowed Claim.

                                   ARTICLE 15

                   PROVISIONS FOR THE RETENTION, ENFORCEMENT,
                       SETTLEMENT, OR ADJUSTMENT OF CLAIMS
                        BELONGING TO THE DEBTOR'S ESTATE

         15.1 Debtor shall have sole authority, at its own cost, to prosecute, settle, compromise and/or dismiss claims, demands, causes of action of every kind and nature, known or unknown, matured or unmatured, fixed or contingent, whether based on contract, in tort or on statute and whether at law or in equity, that constitute the Retained Causes of Action, and that are not otherwise released under the Plan and Debtor shall retain any proceeds from such claims, demands and causes of action. In no event whatsoever shall the Debtor or Debtor ever be liable for claims or counter claims of any kind or nature whatsoever arising from the Claims, demands and causes of action of the Debtor that constitute Property of the Debtor's Estate.

                                   ARTICLE 16

                            RETENTION OF JURISDICTION

         16.1 Jurisdiction. The Court, even after the case has been closed, shall have jurisdiction over all matters arising under, arising in, or relating to this case including, but not limited to, proceedings:

                  16.1.1 To ensure that the Plan is carried out;

                  16.1.2 To enter such orders as may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

                  16.1.3 To consider any modification of the Plan under Section 1127 of the Bankruptcy Code;

                  16.1.4 To hear and determine all Claims, controversies, suits and disputes against the Debtor to the full extent permitted under 28 U.S.C. ss. 1334 and 28 U.S.C. ss. 157;

                  16.1.5 To allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, Joint Creditor Claim, including the resolution of any and all objections to the allowance or priority of Claims;

                  16.1.6 To hear, determine, and adjudicate any litigation involving the Avoidance Actions;

                  16.1.7 To decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on or commenced after the Effective Date;

                  16.1.8 To hear, determine, and adjudicate any dispute concerning the WIB Note, the Settlement Note, and the Cash Flow Instrument.

                  16.1.9 To hear, determine and enforce all Claims and causes of action which may exist on behalf of the Trust, the Debtor, or the Estate, including, but not limited to, any right of the Trust, the Debtor, or the Estate to recover assets pursuant to the provisions of the Bankruptcy Code;

                  16.1.10 To resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan or any entity's obligations incurred in connection with the Plan or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

                  16.1.11 To hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any and all subordination and similar agreements among various creditors pursuant to ss. 510 of the Bankruptcy Code;

                  16.1.12 To hear and determine all requests for compensation and/or reimbursement of expenses which may be made for pre-confirmation fees and expenses;

                  16.1.13 To enforce the Confirmation Order, the final decree, and all injunctions therein;

                  16.1.14 To enter an order concluding and terminating this case;

                  16.1.15 To correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order;

                  16.1.16 To determine all questions and disputes regarding title to the Trust Assets and the assets of the Debtor;

                  16.1.17 To classify the Claims of any Creditors and the treatment of these Claims under the Plan, to re-examine Claims which may have been allowed for purposes of voting, and to determine objections which may be filed to any Claims;

                  16.1.18 To take any action described in this section involving the postconfirmation Debtor; and

                  16.1.19 To enforce, by injunction or otherwise, the provisions provided for within this Plan, the Confirmation Order, any final decree, any dispute concerning the WIB Note, the Settlement Note, and the Cash Flow Instrument, the removal or appointment of a trustee under any voting trust established or required by the Plan, and any provision of the Trust Agreement which provides for the adjudication of any issue by the Bankruptcy Court;

                  16.1.20 To enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

                  16.1.21 To enter a Final Decree as contemplated by Bankruptcy Rule 3022.

                  16.1.22 To approve the engagement of any professionals by the Trust, to approve any payments by the Trust to any of its professionals in accordance with Section 3.7 of the Plan, and to conduct status conferences and hearings with regard to the Trust's operations, collections, disbursements and performance, and to issue such orders as are appropriate.

                                   ARTICLE 17

                               GENERAL PROVISIONS

         17.1 Confirmation Order. The Confirmation Order shall contain such injunctions and other orders as may be necessary to implement the Plan. To the extent necessary, the Confirmation Order will contain any provisions necessary to provide for the substantial consummation of the Plan on the Effective Date, including, but not limited to designating Bankruptcy Rule 7062 not applicable to the Confirmation Order by virtue of Bankruptcy Rule 9014.

         17.2 Notices. Whenever this Plan requires notice be given to the Debtor, FPFG, or Committee and/or counsel, such notice shall be given to:

         Lenard M. Parkins
         Kyung S. Lee Kenric D. Kattner
         VERNER, LIIPFERT, BERNHARD,
         MCPHERSON AND HAND, CHARTERED
         Texaco Heritage Plaza
         1111 Bagby, Suite 4700
         Houston, Texas 77002

         Steven S. Turoff
         The Renaissance Consulting Group, Inc.
         2121 San Jacinto Street, Suite 1010
         Dallas, Texas 75201

         Joseph M. Coleman
         Joseph A. Friedman
         KANE, RUSSELL, COLEMAN & LOGAN, P.C.
         3700 Thanksgiving Tower
         1601 Elm Street
         Dallas, Texas 75201

         Andrew E. Jillson
         Jenkens & Gilchrist, P.C.
         1445 Ross Avenue, Suite 3200
         Dallas, Texas 75202-2799

         17.3 Dates. Bankruptcy Rule 9006 is incorporated herein for purposes of calculating the dates set out herein.

         17.4 Further Action. Nothing contained herein shall prevent the Debtor from taking such actions as may be necessary to consummate the Plan, although such actions may not specifically be provided for within the Plan.

         17.5 Exhibits. All Exhibits attached hereto are incorporated within the Plan by reference and are intended to be an integral part of this document as though fully set forth herein.

         17.6 Plan Amendments. The Debtor may propose amendments or modifications to the Plan in accordance with Section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date, the Debtor may, with Bankruptcy Court approval, and so long as it does not materially or adversely affect the rights, as set forth in the Plan, of Creditors and other parties in interest, remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. At the Confirmation Hearing, the Debtor may, either in writing or upon oral motion, request a modification of any provision of the Plan to address any objection to confirmation of the Plan and may seek confirmation of the Plan, as modified.

         17.7 Exemption from Transfer Taxes. Pursuant to the provisions of
Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         17.8 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, WIB, FPFG, the Committee, the holders of Claims and Interests and their respective successors and assigns, whether or not they voted to accept the Plan.

         17.9 Ratification. The Confirmation Order shall ratify all transactions effectuated by Debtor during the pendency of its Chapter 11 case.

         17.10 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof.

         17.11 Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

         17.12 No Admissions or Waivers. The Plan contains a compromise of various disputes and Claims by and among WIB, FPFG, and Debtor. The terms of the compromise set forth in the Plan and the negotiation, execution, and performance of such terms shall not constitute any admission of liability or the waiver of any Claim by the Debtor or any party agreeing to the terms of such compromise.

                                   ARTICLE 18

                            SUBSTANTIAL CONSUMMATION

         18.1 Substantial Consummation. The Plan shall be deemed substantially consummated upon the completion of all actions required to be undertaken at Closing.

         18.2 Final Decree. Upon substantial consummation, the Debtor may move for a final decree closing the case and requesting such other orders as may be just.

                                   ARTICLE 19

                     CONTINGENCIES TO EFFECTIVENESS OF PLAN

         19.1 The Plan shall not be effective until the following conditions precedent are satisfied:

                  (i) confirmation order acceptable in form and substance to WIB, FPFG, and FPFI, unless such condition is waived as to WIB, FPFG, and FPFI.

DATED: April 7, 2000
                                    FIRSTPLUS FINANCIAL, INC.
                                    a Texas corporation


                                    By:  /s/ Steven S. Turoff
                                       -------------------------------------
                                         Steven S. Turoff, President and
                                         Chief Restructuring Officer
Submitted By:
VERNER, LIIPFERT, BERNHARD,
MCPHERSON AND HAND, CHARTERED
Lenard M. Parkins
TBA No. 15518200
Kyung S. Lee
TBA No. 12128400
Kenric D. Kattner


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TBA No. 11108400
Texaco Heritage Plaza
1111 Bagby, Suite 4700
Houston, Texas 77002
Telephone: (713) 225-7200
Facsimile: (713) 752-2199

ATTORNEYS FOR THE DEBTOR IN POSSESSION


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